Exhibit (a)(5)

Informa TechTarget Announces Offers to Purchase Any and All of Informa TechTargets’s Outstanding 0.125% Convertible Senior Notes due 2025 and 0.000% Convertible Senior Notes due 2026

Newton, MA – December 20, 2024 — TechTarget, Inc. (Nasdaq: TTGT) (“Informa TechTarget”) today announced that it has commenced tender offers to repurchase any and all of Informa TechTarget’s outstanding 0.125% Convertible Senior Notes due 2025 (the “2025 Notes”) and 0.000% Convertible Senior Notes due 2026 (the “2026 Notes” and, together with the 2025 Notes, the “Notes”) in compliance with the terms of the indentures governing the Notes (the “Indentures”).

The tender offers are required to be made as a result of the transactions consummated on December 2, 2024 (the “Closing Date”) pursuant to the Agreement and Plan of Merger, dated as of January 10, 2024, among TechTarget Holdings Inc. (formerly known as TechTarget, Inc.) (“Former TechTarget”), Informa TechTarget, Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc. (the “Transactions”).

Under the terms of the Indentures, the Transactions constituted a Fundamental Change (as defined in each of the Indentures), and Informa TechTarget is required to offer to repurchase the Notes for cash at a purchase price equal to 100% of the aggregate principal amount of their Notes to be repurchased, plus, in the case of the 2025 Notes, accrued and unpaid interest on the 2025 Notes to, but excluding, January 24, 2025 (the “Fundamental Change Repurchase Date”).

As a result of the Transactions, holders also have the right to convert their Notes in whole or in part (in a principal amount of $1,000 or an integral multiple thereof) during the period from the Closing Date to the close of business on January 23, 2025 (the “Fundamental Change Conversion Period”), at the applicable conversion rate. As a result of the Transactions, the Notes are convertible into units of reference property equal to the consideration paid to holders of Former TechTarget’s common stock in the Transactions of $11.6955 in cash and one share of Informa TechTarget common stock per share. During the Fundamental Change Conversion Period, the Conversion Rate for (i) the 2025 Notes will be 14.1977 units of reference property per $1,000 principal amount 2025 Note and (ii) the 2026 Notes will be 7.6043 units of reference property per $1,000 principal amount 2026 Note. Although the Transactions constituted a Make-Whole Fundamental Change for both series of Notes, Holders of the Notes will not be entitled an increase in the Conversion Rate under the terms of the applicable Indenture because the average of the last reported sales prices of Former TechTarget’s common stock over the five trading day period ended on November 29, 2024 was less than the minimum price per share that is required under the applicable Indenture for the Notes for holders of the Notes to be entitled to receive an increase in the conversion rate.

Informa TechTarget will settle all conversions of Notes surrendered for conversion during the Fundamental Change Conversion Period pursuant to the cash settlement provisions of the applicable Indenture. The Offer to Purchase contains a comparison of the amount holders would currently receive if they converted their Notes and the amount holders will receive if they accept the offer to repurchase their Notes.

As of December 19, 2024, there was $3,040,000 in aggregate principal amount of the 2025 Notes outstanding and $414,000,000 in aggregate principal amount of the 2026 Notes outstanding. If all outstanding Notes are surrendered for repurchase for cash, the aggregate cash purchase price paid by Informa TechTarget will be $3,040,411.67 and $414,000,000 for the 2025 Notes and the 2026 Notes, respectively.

The tender offers will expire at 5:00 p.m., New York City time, on January 23, 2025 (the “Expiration Date”). Informa TechTarget does not intend to extend the period that holders have to tender their Notes for repurchase by Informa TechTarget unless required by applicable law. The repurchase date for any Notes tendered pursuant to the tender offers will be the Fundamental Change Repurchase Date.

In order to tender Notes for repurchase by Informa TechTarget, a holder must follow the procedures set forth in the Informa TechTarget’s Offer to Purchase, which is available through the Depository Trust Company and U.S. Bank Trust Company, National Association. Holders may withdraw any previously tendered Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date, or as otherwise provided by applicable law, through compliance with the proper withdrawal procedure described in the Offer to Purchase for the applicable series of Notes.

None of Informa TechTarget, Informa TechTarget’s board of directors, the trustee, paying agent or conversion agent for the Notes and the respective tender offers, is making any recommendation to holders of the Notes as to whether to tender or refrain from tendering their Notes in the tender offers or whether to convert their Notes. Holders of the Notes must decide how many Notes they will tender or convert, if any. The terms and conditions of the tender offers are described in the Offers to Purchase distributed to holders of the Notes.

The trustee, paying agent and conversion agent for the tender offers is U.S. Bank Trust Company, National Association, as successor-in-interest to U.S. Bank National Association. Offers to Purchase will today be distributed to noteholders of record and filed with the Securities and Exchange Commission. For questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase or the conversion of the Notes may be directed to the paying agent and conversion agent at the following address: c/o U.S. Bank Trust Company, National Association, 111 Fillmore Avenue St. Paul, MN 55107-1402.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The tender offers are being made only pursuant to the Offers to Purchase and related materials that Informa TechTarget will distribute to holders of the Notes after Informa TechTarget files with the Securities and Exchange Commission its Schedule TO and Offers to Purchase. Holders of the Notes should read carefully the applicable Offer to Purchase and related materials because they contain important information, including the various terms of, and conditions to, the applicable tender offer. After Informa TechTarget files its Schedule TO and Offers to Purchase with the Securities and Exchange Commission, holders of the Notes may obtain a free copy of the tender offer statement on Schedule TO, the Offers to Purchase and other documents that Informa TechTarget will be filing with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at www.sec.gov or by contacting U.S. Bank Trust Company, National Association, the trustee, paying agent and conversion agent for the tender offers, at the following address: c/o 111 Fillmore Avenue St. Paul, MN 55107-1402. Holders of the Notes are urged to carefully read these materials prior to making any decision with respect to the applicable tender offer.

About Informa TechTarget

TechTarget, Inc. (Nasdaq: TTGT), which also refers to itself as Informa TechTarget, informs, influences and connects the world’s technology buyers and sellers, helping accelerate growth from R&D to ROI.

With a vast reach of over 220 highly targeted technology-specific websites and over 50 million permissioned first-party audience members, Informa TechTarget has a unique understanding of and insight into the technology market.

Underpinned by those audiences and their data, we offer expert-led, data-driven, and digitally enabled services that have the potential to deliver significant impact and measurable outcomes to our clients:

•	Trusted information that shapes the industry and informs investment

•	Intelligence and advice that guides and influences strategy

•	Advertising that grows reputation and establishes thought leadership

•	Custom content that engages and prompts action

•	Intent and demand generation that more precisely targets and converts

Informa TechTarget is headquartered in Boston, MA and has offices in 19 global locations. For more information, visit informatechtarget.com and follow us on LinkedIn.

© 2024 TechTarget, Inc. All rights reserved. All trademarks are the property of their respective owners.

Contacts

Media Inquiries

Garrett Mann

Vice President, Corporate Communications

Informa TechTarget

garrett.mann@informatechtarget.co

Investor Inquiries

Daniel Noreck

Chief Financial Officer

Informa TechTarget

dan.noreck@informatechtarget.co

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements”. All statements, other than historical facts, are forward-looking statements, including: statements regarding the expected benefits of the Transactions, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of Informa TechTarget; legal, economic, and regulatory conditions; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” or the negatives of these words or other similar terms or expressions that concern Informa TechTarget’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates, or expectations include, among others: unexpected costs, charges, or expenses resulting from the Transactions; uncertainty regarding the expected financial performance of Informa TechTarget; failure to realize the anticipated benefits of the Transactions, including as a result of integrating the Informa Tech Digital Businesses with the business of Former TechTarget; the ability of Informa TechTarget to implement its business strategy; difficulties and delays in Informa TechTarget achieving revenue and cost synergies; evolving legal, regulatory, and tax regimes; changes in economic, financial, political, and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade, and policy changes associated with the current or subsequent U.S. administrations; Informa TechTarget’s ability to meet expectations regarding the accounting and tax treatments of the Transactions; market acceptance of Informa TechTarget’s products and services; the impact of pandemics and future health epidemics and any related economic downturns on Informa TechTarget and the markets in which it and its customers operate; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and IT industries; data privacy and artificial intelligence laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rate fluctuations on the operating results of Informa TechTarget; and other matters included in Risk

Factors of Informa TechTarget’s definitive proxy statement/prospectus filed by Informa TechTarget pursuant to Rule 424(b)(3) on October 25, 2024 relating to the registration statement on Form S-4 (File No. 333-280529) initially filed with the United States Securities and Exchange Commission (the “SEC”) on June 27, 2024, and declared effective by the SEC on October 25, 2024 and other documents filed by Informa TechTarget from time to time with the SEC. This summary of risks and uncertainties should not be considered to be a complete statement of all potential risks and uncertainties that may affect Informa TechTarget. Other factors may affect the accuracy and reliability of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes. Actual performance and outcomes, including, without limitation, Informa TechTarget’s actual results of operations, financial condition and liquidity, may differ materially from those made in or suggested by the forward-looking statements contained in this press release.

Any forward-looking statements speak only as of the date of this press release. None of Informa TechTarget, its affiliates, advisors or representatives, undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

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